FOR IMMEDIATE RELEASE

September 25, 2026

Generation Income Properties Announces Completion of Preferred Stock Redemption and Provides Update to Shareholders

TAMPA, Fla., September 25, 2026 — Generation Income Properties, Inc. (Nasdaq: GIPR) (the “Company” or “GIPR”) today issued the following letter from David Sobelman, Chief Executive Officer, to the Company’s shareholders:

Letter to Shareholders

September 25, 2026

Dear Fellow Shareholders,

Over the last several months, I have consistently communicated that our primary objectives were to simplify our balance sheet, reduce liabilities, improve stockholders’ equity, and better position Generation Income Properties for future growth.

Today, I am pleased to report that we have achieved another significant milestone toward those objectives.

Loci Capital Has Been Paid in Full

Generation Income Properties has fully satisfied and retired its remaining approximately $4.2 million preferred investment redemption obligation to Loci Capital. Through a warrant exercise transaction disclosed in the Company’s Form 8-K filed on September 21, 2026, the Company raised sufficient capital to repay Loci in full and remove this redemption liability from our balance sheet.

This was not simply another debt payment. Loci represented one of the most significant liabilities on our balance sheet and was frequently raised in discussions with investors, lenders, prospective transaction partners, and other parties evaluating our Company. Its elimination materially improves our financial position, simplifies our capital structure, improves our cash flow, and removes a longstanding obstacle from our strategic conversations.

Most importantly, the retirement of the Loci preferred stock demonstrates execution. We said that we would work to reduce liabilities and improve our balance sheet, and that is what we have done.

Throughout this process, our real estate portfolio has remained resilient. Rent collections and portfolio occupancy have remained at 100%, and our team has continued to execute despite a difficult capital markets environment for smaller public companies and REITs.

Nasdaq Compliance

With Loci now behind us, our remaining Nasdaq compliance objective is to maintain a closing bid price of at least $1.00 per share for the required period.

We continue to pursue all available paths to satisfy this requirement. Our preferred outcome is to achieve compliance through sustained market support resulting from improved financial performance, a stronger balance sheet, and continued execution of our strategic plan. The pursuit of a reverse stock split remains an available avenue, if necessary, but it is not our preferred approach.

The challenges facing Generation Income Properties over the last several years have been substantial. Higher interest rates, constrained access to capital, pressure on public REIT valuations, and limited liquidity have required us to make difficult decisions and continually adapt our strategy.

Those circumstances are not excuses. They are the environment in which we have been required to operate.

Our obligation has been to remain nimble, make difficult decisions when necessary, and continue working toward a stronger Company. We believe the actions taken throughout 2025 and 2026 demonstrate meaningful progress toward that goal.

Looking Ahead

With the Loci preferred investment no longer on our balance sheet, our management team, Board of Directors, and advisors can devote greater attention to opportunities that may further strengthen the Company and enhance shareholder value.

We continue to evaluate potential property acquisitions, strategic combinations, contributed asset opportunities, and other transactions that could benefit from our cleaner balance sheet and Nasdaq-listed public REIT platform. Our longer-term objective remains to build a materially larger and stronger company that can provide shareholders with greater confidence, improved liquidity, and, ultimately the potential reinstatement of a dividend.

We still have work to do, and one transaction does not complete our plan. However, redeeming the Loci preferred equity is a significant accomplishment and an important step toward providing Generation Income Properties with greater financial and strategic flexibility.

Thank you for your continued support, patience, and confidence as we continue executing our strategy.

Sincerely,

David Sobelman

Chief Executive Officer
Generation Income Properties, Inc.

About Generation Income Properties, Inc.

Generation Income Properties, Inc. (Nasdaq: GIPR) is an internally managed real estate investment trust focused on acquiring and owning single-tenant net lease properties leased to high-credit-quality tenants. The Company’s portfolio consists of retail, office, and industrial properties located across multiple states. For more information, visit www.gipreit.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. When used in this press release, in future filings with the Securities and Exchange Commission (the "SEC") or in other written or oral communications, statements which are not historical in nature, including those containing words such as "continue," "anticipate," "will," "estimate," "expect," "intend," "plan," and "project" and other similar words and expressions, are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Statements regarding the following subjects, among others, may be forward-looking: statements regarding management’s future business and growth plans and the Company efforts to regain compliance with Nasdaq’s listing requirements. Such statements are based on current expectations of management of the Company and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties could include, among others, the risk that additional sources of capital may not be available to the Company on acceptable terms, the risk that efforts to grow the Company or seek growth-related transactions may not be successful, and the risk that the Company may not be able to regain compliance with Nasdaq’s listing rules and the Company’s common stock may be delisted. Please also refer to the risks detailed from time to time in the reports that the Company files with the SEC, including the Company's Annual Report on Form 10-K/A for the year ended December 31, 2025 filed with the SEC on April 3, 2026, as well as the Company's subsequent filings on Form 10-Q and periodic filings on Form 8-K, for additional factors that could cause actual results to differ materially from those stated or implied by such forward-looking statements. All forward-looking statements speak only as of the date on which they are made. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Investor Relations Contact

Generation Income Properties, Inc.

401 East Jackson Street, Suite 3300

Tampa, Florida 33602

ir@gipreit.com

(813) 448-1234